Exhibit 99.1

ENGlobal Reports Fourth Quarter and Fiscal Year 2018 Results

HOUSTON, March 28, 2019 (MARKETWIRE) — ENGlobal (Nasdaq:ENG), a leading provider of engineered modular solutions to the energy industry, today announced a net loss of $5.7 million and a diluted loss per share of $0.21 for the fiscal year ended December 29, 2018. The Company incurred non-cash expenses for goodwill impairment, depreciation and amortization, and stock compensation of $2.7 million during 2018 and income tax expense of $0.1 million primarily due to state margin tax.

Management’s Assessment

William Coskey, P.E., Chairman and Chief Executive Officer of ENGlobal said: “The Company is making strides to benefit from the multi-year strategic initiative we began in the fall of 2017. We have identified modular project execution offerings as the opportunity to which our capabilities are best applied, and focused our business development team on communicating these offerings to specific clients. Seven strategic initiatives have been identified where we can provide complete project execution that includes engineering, design, fabrication and integration of automated control systems as a complete packaged solution for our clients, preferably in a modular form. This “design it once – build it many times” concept has many merits for our clients including a single vendor interface, better control of costs, better control of schedule and lower safety risk, among other things, which is being well received by many of our clients.”

Mr. Coskey continued: “One result of our positioning and sales efforts is that the new opportunities and proposal pipeline we track continues to increase. Many of these proposals are larger, but have not yet been awarded and have exceeded our expected award timing. Our backlog, which represents an estimate of projects that have not been completed, increased to $29.2 million at December 29, 2018. This compares to backlog of $24.1 million as of December 30, 2017. I expect our backlog will continue to increase over the course of 2019, based on current levels of proposal activity.”

Mark Hess, ENGlobal’s Chief Financial Officer, said: “We showed significant progress towards profitability through the first three quarters of 2018, reducing our quarterly loss to $197 thousand for the third quarter. However, during the fourth quarter the Company experienced significant, unforeseen employee benefit cost - that is anticipated to be short lived but which negatively impacted both our gross profit and SG&A. This trend reversal compounded by the Company’s recent financial results also triggered an impairment of our goodwill in the fourth quarter.”

Mr. Hess continued: “ENGlobal’s cash on hand is trending positively, increasing $0.8 million during the fourth quarter, 2018 to a total of $6.1 million at December 29, 2018 and has continued to increase year to date in 2019 as we close out some of the larger in-process projects before investments in new projects are required. Although cash on hand has increased in the first quarter of 2019, gross profit has been negatively impacted by the delayed execution of current and expected project awards. As a result, our financial results for the first quarter are expected to be negatively impacted.”

Mr. Hess continued: “We continue to be very mindful of our overhead structure, and total SG&A costs have continued to decrease. Although the Company has made investments in key individuals, product developments, new facilities and equipment, in addition to the increased employee benefit cost mentioned above, these areas of additional overhead cost have been more than offset by SG&A decreases in other areas of our business.”

2018 Fiscal Year results as compared to 2017 Fiscal Year results:

Revenue decreased to $54.0 million for the fiscal year ended December 29, 2018, or 3.2%, from $55.8 million for the fiscal year ended December 30, 2017. ENGlobal reported a net loss of $5.7 million, or $0.21 per diluted share, for the fiscal year ended December 29, 2018, compared to net loss of $16.3 million, or $0.59 per diluted share, for the prior year period. The Company incurred income tax expense of $0.1 million during 2018 primarily due to state margin tax, compared to income tax expense of $10.1 million during 2017. The Company incurred non-cash expenses for goodwill impairment, depreciation and amortization, and stock compensation of $2.7 million during 2018 and the Company incurred non-cash expenses for depreciation and amortization and stock compensation of $1.6 million during 2017. No goodwill impairment was recorded in 2017.

In April 2015, the Company’s Board of Directors authorized the repurchase of up to $2.0 million of the Company’s common stock from time to time, based on prevailing market conditions. The Company is not obligated to repurchase any dollar amount or specific number of shares of common stock under the repurchase program, which may be suspended, discontinued or reinstated at any time. The stock repurchase program was suspended on May 16, 2017 and reinstated on December 19, 2018. Through December 29, 2018, ENGlobal had repurchased and retired 1,212,773 shares of common stock at a total cost of $1.5 million, including 21,723 shares for $15 thousand in between December 19, 2018 and December 29, 2018.

The following table illustrates the composition of the Company’s revenue and profitability for its operations for the fiscal years ended December 29, 2018 and December 30, 2017:

	Year Ended				Year Ended
(amounts in thousands)	December 29, 2018				December 30, 2017
Segment	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit (Loss) Margin	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit (Loss) Margin

Engineering & Construction	$24,152	44.7%	12.5%	4.7%	$22,595	40.5%	4.9%	(7.9)%
Automation	29,844	55.3%	13.1%	(2.5)%	33,170	59.5%	16.1%	6.5%
Consolidated	$53,996	100.0%	12.8%	(9.6)%	$55,765	100.0%	11.5%	(11.0)%

The following table illustrates the composition of the Company’s revenue and profitability for its operations for the three months ended December 29, 2018 and December 30, 2017:

	Three Months Ended				Three Months Ended
(amounts in thousands)	December 29, 2018				December 30, 2017
Segment	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin

Engineering & Construction	$5,583	44.0%	2.4%	(5.6)%	$5,619	38.9%	(11.3)%	(28.5)%
Automation	7,098	56.0%	11.9%	(25.6)%	8,811	61.1%	13.7%	5.1%
Consolidated	12,681	100.0%	7.7%	(25.3)%	14,430	100.0%	4.0%	(17.4)%

The following is a summary of the Company’s statement of operations for the last four quarters which may be helpful in analyzing our ongoing business:

(amounts in thousands)	2018				Fiscal Year
	Q1	Q2	Q3	Q4	2018
Revenue	$13,188	$13,872	$14,255	$12,681	$53,996
Gross Profit	1,413	2,253	2,293	974	6,933
Gross Profit Margin	10.7%	16.2%	16.1%	7.7%	12.8%
General & Administrative Expenses	2,582	2,869	2,483	2,096	10,030
Goodwill impairment	—	—	—	2,086	2,086
Operating Loss	(1,169)	(616)	(190)	(3,208)	(5,183)
Net Loss	(1,200)	(992)	(197)	(3,282)	(5,671)

The following table presents certain balance sheet items as of December 29, 2018 and December 30, 2017:

(amounts in thousands)	As of December 29, 2018	As of December 30, 2017
Cash and restricted cash	$6,060	$9,648
Working capital	13,725	16,846

The Company’s Annual Report on Form 10-K for the year ended December 29, 2018 is expected to be filed with the Securities and Exchange Commission today reflecting these results.

About ENGlobal

ENGlobal (Nasdaq:ENG) is a leading provider of engineered modular solutions to the energy sector throughout the United States and internationally. ENGlobal operates through two business segments: Automation and Engineering. ENGlobal’s Automation segment provides services related to the design, integration and implementation of process distributed control and analyzer systems, advanced automated data gathering systems and information technology. Within the Automation segment, ENGlobal’s Government Services group provides engineering, design, installation and operation and maintenance of various government, public sector and international facilities, and specializes in the turnkey installation and maintenance of automation and instrumentation systems for the U.S. Defense industry worldwide. The Engineering segment provides multi-disciplined engineering services relating to the development, management and execution of projects requiring professional engineering and related project management services. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company’s expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) our ability to identify, evaluate, and complete any strategic alternative in connection with our review of strategic alternatives; (2) the impact of the announcement of our review of strategic alternatives on our business, including our financial and operating results, or our employees, suppliers and customers; (3) the effect of economic downturns and the volatility and level of oil and natural gas prices; (4) our ability to retain existing customers and attract new customers; (5) our ability to accurately estimate the overall risks, revenue or costs on a contract; (6) the risk of providing services in excess of original project scope without having an approved change order; (7) our ability to execute our expansion into the modular solutions market and to execute our updated business growth strategy to position the Company as a leading provider of higher value industrial automation and Industrial Internet of Things services to its customer base; (8) our ability to attract and retain key professional personnel; (9) our ability to fund our operations and grow our business utilizing cash on hand, internally generated funds and other working capital; (10) our ability to obtain additional financing, including pursuant to a new credit facility, when needed: (11) our dependence on one or a few customers; (12) the risks of internal system failures of our information technology systems, whether caused by us, third-party service providers, intruders or hackers, computer viruses, malicious code, cyber-attacks, phishing and other cyber security problems, natural disasters, power shortages or terrorist attacks; (13) our ability to realize revenue projected in our backlog and our ability to collect accounts receivable and process accounts payable in a timely manner; (14) the uncertainties related to the U.S. Government’s budgetary process and their effects on our long-term U.S. Government contracts; (15) the risk of unexpected liability claims or poor safety performance; (16) our ability to identify, consummate and integrate potential acquisitions; (17) our reliance on third-party subcontractors and equipment manufacturers; (18) our ability to satisfy the continued listing standards of NASDAQ with respect to our common stock or to cure any continued listing standard deficiency with respect thereto; and (19) the effect of changes in laws and regulations, including U.S. tax laws, with which the Company must comply and the associated cost of compliance with such laws and regulations . Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

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CONTACT: Mark A. Hess

(281) 878-1000

ir@ENGlobal.com